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                                                                     EXHIBIT 4.1



                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                             SUIZA FOODS CORPORATION

         Suiza Foods Corporation, a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: that the Board of Directors of the Corporation at a special meeting of the Board of Directors called for such purpose, duly adopted resolutions by unanimous vote setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable, and directing that said amendment be submitted to the stockholders of said corporation for their consideration. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Board of Directors of the Corporation hereby adopts, approves, and declares advisable a proposal to amend the Certificate of Incorporation of the Corporation, which proposed amendment would strike in its entirety paragraph (A) of Article IV of the Certificate of Incorporation of the Corporation and insert in its place a new paragraph (A) of Article IV, as follows:

         "The total number of shares of capital stock that the Corporation shall have the authority to issue is 501,000,000, consisting of (a) 1,000,000 shares of Preferred Stock, $.01 par value per share, and (b) 500,000,000 shares of Common Stock, $.01 par value per share."

         SECOND: that thereafter, stockholders of said corporation, which hold the necessary number of shares as required by statute, duly adopted and approved said amendment at the annual meeting of the stockholders of the Company pursuant to Section 222 of the Delaware General Corporation Law.

         THIRD: that said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Certificate of Amendment to be signed by Gregg L. Engles, its Chairman and Chief Executive Officer, as of May 14, 1998.

                                        SUIZA FOODS CORPORATION,
                                        a Delaware corporation


                                        By:     /s/ Gregg L. Engles
                                           ------------------------------------
                                                 Gregg L. Engles
                                                 Chairman of the Board and
                                                   Chief Executive Officer